Exhibit 10.22



October 29, 1997

Mr. A.J. Berkeley
Interlink Computer Sciences

Dear A.J.,

On behalf of the Company's shareholders, employees and Board of Directors, it gives me great pleasure to offer you the position of President and Chief Executive Officer.

Allow me to review the terms of the offer: as President and Chief Executive Officer, your base salary will be $270,000 annually payable according to the Company's standard payroll process. You are eligible to receive up to an additional $130,000 based on attainment of individual objectives which will be mutually agreed upon between you and the Board. These objectives will be finalized within the first 30 days of your assuming the position.

You will also been granted 151,150 stock options (grant and initial vesting date effective October 1, 1997) according to the terms of the Company's 1992 Employee Stock Option Plan.

In addition, you have been granted a performance based stock option totaling an additional 151,150 options. These options are to vest over a seven (7) year period. According to the terms of this grant, if the average share price in effect on October 1, 1997 doubles and the increased price is sustained over a one month period, your performance based options will accelerate their vesting by one year. Thereafter, an additional year of vesting will accelerate for every $5 of incremental value added to the Company's average stock. The stock must retain its increased value over a one month period in order for any acceleration of options to occur. The performance based option grant will carry a two year minimum vesting schedule regardless of acceleration factors.

In addition, the Company will provide financial coverage for up to 1/2 of your personal investment in your previous business venture. The total anticipated cost to the Company is limited to a maximum of $75,000.

Finally, as President and Chief Executive Officer, you will receive up to one year of severance pay if you should involuntarily lose your position for any reason other than for Cause.

For all purposes under this Agreement,
     "Cause" shall mean (i) willful failure by the Executive to perform his duties hereunder, (ii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company, (iii) a willful breach by the Executive of a material provision of this Agreement, or (iv) a material violation of a federal, state or

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     foreign law or regulation applicable to the business of the Company. No act or failure to act by the Executive shall be considered "willful" unless committed without good faith or without a reasonable belief that the act or omission was in the Company's best interest.

AJ, I am delighted that you have chosen to stay at Interlink and believe that we have many good things ahead of us. Congratulations!




Sincerely,


Tom Bredt
Chairman of the Board


Reviewed and approved:


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A. J. Berkeley                      Date


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